UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 10, 2006
Date of Report (Date of earliest event reported)

Medistem Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-100137	86-1047317
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2027 E. Cedar St., Suite 102, Tempe, Arizona 85281
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (954) 727-3662

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 10, 2006, Medistem Laboratories, Inc., a Nevada corporation, ("Medistem") entered into a First Amended and Restated License Agreement (“Agreement”) with Institute for Cellular Medicine, a Costa Rica corporation (“ICM”). The Agreement amends and restates the License Agreement previously entered into between ICM and Medistem, dated February 23, 2006 (the “Original Agreement”), pursuant to which ICM received an exclusive license for the development and commercialization within Costa Rica of any new and useful process involving infusion quality umbilical cord stem cells for use in the therapeutic treatment of various medical conditions in humans. Medistem retains the right to manufacture and supply post-natal and adult stem cells for ICM. The Agreement amends the provisions relating to royalty payments to clarify that Medistem will receive (a) 85% of all Pre-tax Income (as defined in the Agreement) derived by ICM from stem cell related treatments; and (b) 15% of all of ICM’s Pre-tax Income derived from non-stem cell related activities. The Agreement also provides that Medistem will advance ICM its operating expenses, which will be repaid from ICM’s operating cash flows. The February 23, 2006 license agreement previously stated that royalty payments were based on net revenues, which did not reflect the original intent of the parties.

The Agreement did not change any other material provisions of the Original Agreement.

Item 9.01. Exhibits.

Exhibit No.	Description

10.1	First Amended and Restated License Agreement dated as of November 10, 2006, by and among Medistem Laboratories, Inc. and Institute for Cellular Medicine.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDISTEM LABORATORIES, INC.

Date: November 13, 2006	By: /s/ Neil H. Riordan
Name: Neil H. Riordan Title: Chief Executive Officer and President

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